UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2013

LIFETECH INDUSTRIES, INC.

(Exact name of registrant as specified in charter)

Nevada	333-175941	27-4439285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bellevue Way, Suite 400 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

425-462-4219

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01. Changes in Control of Registrant.

On June 18, 2013 a change in control of Lifetech Industries, Inc. (the "Company") occurred when Mr. Benjamin Chung transferred 25,000,000 common shares to Mr. Paul Rosenberg as part of a transaction whereby Mr. Rosenberg would inject up to $100,000 of equity financing into Lifetech Industries and assume the day to day responsibilities of the Company. As a result of this transaction Mr. Rosenberg now has voting control over 71.4% of the Company’s outstanding and issued common stock.

To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On May 23, 2013, the Company received a resignation notice from Benjamin Chung from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and Director.

Mr. Chung’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On May 23, 2013, the Company appointed Paul Rosenberg as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Rosenberg is a serial entrepreneur and private investor focused on the technology space with experience in procurement, outsourcing, research, and manufacturing. Previous to Lifetech, Mr. Rosenberg focused on seed-stage venture capital for private and public companies.

Mr. Rosenberg will serve as our Director and officer until his duly elected successor is appointed or he resigns. There are no arrangements or understandings between Mr. Rosenberg and any other person pursuant to which he was selected as an officer or director. There are no family relationship between Mr. Rosenberg and any of our officers or directors. Mr. Rosenberg has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Item 8.01. Other Events.

Effective June 18, 2013, the Company has moved its executive offices to 800 Bellevue Way, Bellevue Washington 98004. The Company’s new telephone number is (425)-462-4219.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFETECH INDUSTRIES, INC.

Date: June 25, 2013	By:	/s/ Paul Rosenberg
Paul Rosenberg, President